Exhibit 99.1

NEWS RELEASE

April 30, 2013 (as revised) *

NCR Announces Strong First Quarter Results

•	Operational results ahead of Company expectations

•	Revenue growth of 13% compared to prior-year period

•	Significant software growth and gross margin rate expansion

•
GAAP diluted EPS from continuing operations of $0.37, compared to $0.36 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.54, an increase of 15% compared to the prior-year period

•	Full-year 2013 revenue guidance reaffirmed; NPOI(2) and non-GAAP diluted EPS(2) guidance increased

•	Announcing Phase III of pension strategy

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2013. Reported revenue of $1.41 billion increased 13% from the first quarter of 2012. First-quarter revenue includes an unfavorable impact of 2% as a result of foreign currency translation.

NCR reported first quarter income from continuing operations (attributable to NCR) of $62 million, or $0.37 per diluted share, compared to income from continuing operations (attributable to NCR) of $59 million, or $0.36 per diluted share, in the first quarter of 2012. Excluding pension and special items, non-GAAP income from continuing operations(2) in the first quarter of 2013 was $129 million, or $0.54 per diluted share, compared to $101 million, or $0.47 per diluted share, in the prior-year period. An identification of those special items, and the impact of pension and those special items on income from continuing operations and diluted earnings per share, are set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that are included following the "Note to Investors" at the end of this earnings release.

Effective in the first quarter of 2013, NCR changed the accounting methodology for recognizing expense for its company-sponsored U.S. and international pension benefit plans. From 2013 forward, NCR will recognize changes in fair values of plan assets and net actuarial gains and losses in the year incurred, generally in the fourth quarter of each year, which were previously deferred and amortized over time into pension expense. While NCR's previous policy of recognizing pension expense was considered acceptable under applicable accounting guidance, NCR believes that these new policies are preferable as they accelerate the recognition in its operating results of changes in the fair value of plan assets and actuarial gains and losses. The results of prior periods included in this release have been adjusted to reflect the change.

“The first quarter represented a solid start to 2013 and we are raising our profitability outlook for the full year,” said Bill Nuti, Chairman and CEO of NCR. “We are executing well across our lines of business, led by strong momentum in our Retail Solutions and Hospitality segments. During the quarter, we closed the acquisition of Retalix, strengthening our retail software and services offerings. We continue to advance our

* This earnings release has been revised as described in the "Explanatory Note" to the Form 8-K/A of NCR Corporation furnished with the Securities and Exchange Commission on May 8, 2013.

leading global point-of-sale solutions and new innovations, such as our NCR Silver™ tablet and mobile solution for smaller retailers, and integrate mobile technologies across our platforms. Additionally, software revenues continue to grow, evidenced by a 35% increase year-over-year. These factors, combined with our global leadership in financial self-service and a focus on good business execution and continued innovation, strengthen our ability to drive results and ensure that our solutions are at the forefront of our customers' businesses.”

First Quarter 2013 Operating Segment Results(2)

Financial Services

NCR's Financial Services segment generated first quarter revenue of $714 million, an increase of 3% from the first quarter of 2012. The increase was driven by growth in the Europe and Asia Middle East Africa (AMEA) theaters offset by declines in the Americas theater. The first quarter year-over-year revenue comparison was negatively impacted by 2 percentage points of foreign currency translation.

Operating income for Financial Services was $57 million in the first quarter of 2013 and 2012. Operating income remained consistent with the prior year as higher revenues were offset by continued investment in research and development and the services business.

Retail Solutions

The Company completed the acquisition of Retalix, Ltd. on February 6, 2013. As a result, the revenue and operating income results for the Retail Solutions segment include the impact of Retalix for the period from February 6, 2013 through March 31, 2013. Retalix revenue was $50 million in the first quarter of 2013 and contributed $9 million to operating income in the quarter.

The Retail Solutions segment generated revenue of $489 million in the first quarter of 2013, an increase of 41% from the first quarter of 2012. The increase was driven by growth in the Americas, Europe and AMEA theaters. The first quarter year-over-year revenue comparison was negatively impacted by 2 percentage points of foreign currency translation. Revenue growth was 27% in the first quarter of 2013 excluding the impact of the Retalix business noted above.

Operating income for Retail Solutions was $41 million in the first quarter of 2013 as compared to $2 million in the first quarter of 2012. The increase was driven by increased revenues, a higher mix of software and the contribution of the Retalix business noted above.

Hospitality

The Hospitality segment generated revenue of $131 million in the first quarter of 2013, an increase of 16% from the first quarter of 2012, on both an actual and a constant currency basis. The increase was driven by growth in the Americas theater.

Operating income for Hospitality was $21 million in the first quarter of 2013 compared to $19 million in the first quarter of 2012. The increase was driven by a favorable mix of revenues slightly offset by investment in sales, software as a service and research and development.

Emerging Industries

The Emerging Industries segment generated first quarter revenue of $76 million, a decrease of 15% from the first quarter of 2012, on both an actual and a constant currency basis. The decrease was driven by declines in the Americas and Europe theaters.

Operating income for Emerging Industries was $10 million in the first quarter of 2013 as compared to $23 million in the first quarter of 2012. The decrease in operating income was due to the decline in revenue.

First Quarter 2013 Business Highlights

Financial Services

In the Financial Services segment, NCR maintained its global leadership position through the deployment of various advanced technologies and solutions.

State Bank of India (SBI), India's largest bank, will deploy 600 NCR SelfServ™ 32 Intelligent Cash Deposit ATMs across India in the country's largest single order for cash deposit ATMs. By deploying NCR SelfServ™ intelligent deposit ATMs, SBI will be able to offer customers an improved banking experience by reducing long lines at its branch and granting customers the flexibility to execute everyday cash deposit transactions beyond traditional banking hours.

During the first quarter, NCR announced the acquisition of uGenius Technology, a pioneer in video-banking software. This acquisition is expected to further aid the growth of the APTRA™ Interactive Teller solution and offers opportunities for NCR to leverage other uGenius technologies to expand the delivery of video banking to multi-channel solutions across its industry verticals.

According to RBR's (Retail Banking Research) newly published research report “Multivendor Software 2013”, NCR has maintained its leadership position as the world's largest supplier of multivendor ATM middleware and applications. This research is based on a study of 66 financial services organizations in 38 different countries, with deployments among them of more than 390,000 ATMs.

NCR also recently received a Rising Star award from CRM Magazine. NCR was recognized for its ability to deliver innovative solutions that address the changing nature of how businesses and customers interact and transact. The magazine cited NCR's various technologies that provide mobile and multi-channel transaction environments and its advanced solutions such as APTRA™ Interactive Teller that greatly enhance the customer experience.

Retail Solutions

In Retail Solutions, NCR completed its acquisition of Retalix, a leading global provider of innovative retail software and services. Retalix powers billions of dollars in annual sales across its over 70,000 locations and 400,000 customer touch points globally. The addition of Retalix provides a number of growth opportunities and is consistent with NCR's ongoing transformation to a software and services-driven, hardware-enabled business model.

NCR continued to advance NCR Silver™, its tablet and mobile-based point-of-sale (POS) system for small businesses. Cellairis, the world's largest franchised mobile device accessory company, will be deploying NCR Silver at more than 600 of its franchise locations. NCR Silver will help Cellairis franchise owners easily manage their businesses, market to customers and sell both behind the counters and on the sales floors. In addition, franchisees will be able to accept credit card payments using NCR Silver's integrated credit card processing functionality that features secure, end-to-end encryption. NCR also introduced a social media integration update that allows business owners to easily engage in email marketing campaigns as well as update their companies' Facebook pages with the same messages about their business and products. The integrated social media marketing update saves small business owners time, streamlines their marketing efforts and empowers them to build customer loyalty and sales.

Additionally, NCR Silver joined forces with Elavon, a leading global payments provider, expanding NCR's distribution network and extending easy, secure and affordable POS solutions to small business customers. NCR Silver™ is now available through Elavon's sales channels.

NCR also reached agreement to provide retail technology and services to the Modell's Sporting Goods chain. Modell's will deploy 1,000 NCR RealPOS™ 82XRT POS terminals across its 154 locations. NCR was selected to support Modell's chain-wide strategy to enhance customer service and loyalty by offering a faster check-out experience along with content and loyalty program promotions and offers at the point of sale. NCR will also provide Modell's with services and support over a multi-year period. NCR's services offerings help maximize system up-time across the chain so that Modell's environment is optimized for the experience their customers expect.

DSW Inc., a leading branded footwear and accessories retailer, agreed to expand its use of NCR Advanced Store POS software to offer DSW shoppers mobile POS functionality and returns through the chain. DSW employees will have the ability to bring POS enabled tablets onto the store floor, enabling them to better assist customers, personalize the shopping experience through immediate access to loyalty program information, increase checkout capacity and agility during peak selling periods and help drive overall improvements in customer satisfaction.

Woodman's Food Markets launched NCR's Mobile Shopper at its location in Madison, Wisconsin. By using Mobile Shopper, Woodman's customers can save time and make shopping easier by using their own smartphones to scan items in the aisles as they shop and then scan a QR code on their phones to transfer their mobile shopping information to a self-checkout station to complete their transaction. Following the deployment at its Madison location, Woodman's is exploring deploying Mobile Shopper at its other 13 locations in Wisconsin and Illinois.

NCR's services business continues to grow its global footprint. NCR recently launched NCR Mobile POS Optimization Consulting Services to help retailers devise and implement mobile POS strategies that address consumers' shifting transaction preferences and improve results for businesses. The new consulting services group was launched in an effort to share NCR's insights and best practices in the rapidly growing area of mobile retail and is focused on helping retailers deliver the most effective consumer experience.

Hospitality

During the quarter, NCR announced a partnership with PayPal, Inc. spanning its retail and hospitality verticals. The partnership will integrate NCR's innovative mobile solutions for the hospitality and retail verticals with PayPal's leading digital payment technology. The combination will provide restaurants and retailers with an easy and powerful way to offer consumers a rich mobile and digital payment experience. NCR's broad hospitality and retail footprint and PayPal's more than 117 million customers presents an opportunity to accelerate the adoption of mobile-enhanced consumer shopping and payments.

NCR also advanced its mobile commerce leadership through the introduction of NCR Aloha Mobile, an innovative extension of the NCR Aloha Table Service POS software. Aloha Mobile software allows restaurants to easily and securely deploy mobile technology for tableside ordering and payment which can help increase speed of service and order accuracy, improved customer satisfaction, and sales and profit gains.

Also in Hospitality, Cheddar's Casual Café, a nationwide casual dining chain, will be deploying NCR hardware and Aloha software at its existing and new company restaurants during 2013. The company chose NCR because of its ability to deliver a comprehensive, leading-edge enterprise restaurant technology as well as professional services and learning management solutions. Cheddar's will use NCR technology to improve its ability to track and direct labor, streamline the on-boarding of new hires and improve its loss prevention program, allowing staff to focus their time and efforts on enhancing the guest experience.

PNC Arena in Raleigh, North Carolina deployed a turnkey NCR Vitalcast™ digital signage solution encompassing 160 LCD displays and professional design services. The deployment enables the venue to use NCR Vitalcast™ digital signage and design services to offer high-quality advertising services to regional businesses, accommodate more sponsors at events, and optimize concession operations by displaying new menus that meet up-to-the-minute customer tastes. PNC Arena opens its doors to over 1.5 million guests annually for more than 150 events including concerts, family shows, Carolina Hurricanes NHL hockey games, and NC State University men's basketball games.

Emerging Industries

In Emerging Industries, NCR continued advancing its self-service technologies for the Travel industry including securing multiple deployments of its TouchPort self-check-in kiosks. NCR will provide TouchPort kiosks to Ordos Ejin Horo Airport in China's Inner Mongolia autonomous Region, through a partnership with Beijing Sinonet Technology Co., Ltd. The kiosks will run on a common use self-service (CUSS) platform, allowing passengers to use the kiosks for self-check-in for flights on all the airlines that operate at the airport and are a major component of Ordos Ejin Horo Airport's and Sinonet's efforts to accommodate the rapid increase in passengers at the airport. NCR will also provide maintenance services for the kiosks to ensure maximum availability.

NCR TouchPort kiosks have also been deployed in partnership with AviancaTaca, a leading Latin American airline. AviancaTaca selected NCR TouchPort due to NCR's leading technology and global reputation, specific features including a passport reader, and TouchPort's ability to enhance the passenger experience and alleviate passenger congestion at check-in areas.

During the quarter, NCR also demonstrated continued progress with its mobile boarding pass technology. NCR achieved a company record in March as it delivered over 3 million electronic boarding passes. NCR Mobile Pass delivers a patented 2D bar code onto a mobile device, allowing passengers to check in remotely and go directly to airport security checkpoints when they arrive at the airport.

The recent deployments of NCR TouchPort kiosks and continued growth of NCR Mobile Pass are consistent with the results of the 2013 NCR Traveler Experience Survey which shows that travelers are increasingly looking to use technology that makes their travel experiences easier and more convenient. The research demonstrates this is particularly the case for everyday tasks like checking bags, securing early boarding and finding and booking alternative flights.

NCR was chosen to provide comprehensive networking and computing infrastructure, next-generation web check-in, information kiosks and unified telephony for the new Muscat International and Salalah Airports, currently under development in Oman. NCR's technology solutions and services will help ensure maximum reliability, efficiency and systems uptimes of the IT infrastructure at the airports, making airport operations easier and helping to create exceptional travel experiences for passengers travelling through the terminals.

First Quarter 2013 Financial Highlights

Income from operations was $85 million in the first quarter of 2013, which included $7 million of pension expense, $14 million of acquisition-related amortization of intangibles, $16 million of acquisition-related costs, $6 million of acquisition-related purchase price adjustments and $1 million of legal costs related to the previously disclosed OFAC and FCPA investigations. This compares to $78 million of income from operations in the first quarter of 2012, which included $10 million of pension expense, $9 million of acquisition-related amortization of intangible assets, and $4 million of acquisition-related costs. Excluding these items, non-GAAP income from operations(2) was $129 million in the first quarter of 2013 compared to $101 million in the first quarter of 2012. Additionally, the first quarter of 2013 included a $13 million benefit from a change in the severance policy in the U.S.

Net cash provided by operating activities was $21 million during the first quarter of 2013 compared to net cash provided by operating activities of $89 million in the year-ago period. Capital expenditures of $45 million in the first quarter of 2013 increased from $31 million in the first quarter of 2012. Free cash flow (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was a cash outflow of $23 million in the first quarter of 2012, compared to a cash inflow of $49 million in the first quarter of 2012. The decrease in net cash provided by operating activities and free cash flow were primarily driven by changes in working capital.

Discontinued operations resulted in $1 million of cash inflow in the first quarter of 2013 as compared to $9 million of cash outflow in the first quarter of 2012. The change was driven by remediation and transaction costs offset by reimbursement from indemnification parties in the Fox River matter.

NCR contributed approximately $20 million to its international and executive qualified pension plans in the first quarter of 2013 compared to $18 million in the first quarter of 2012. The net unfunded status of the Company's global pension plans was $(468) million as of December 31, 2012.

Other expense, net was $19 million in the first quarter of 2013 compared to other expense, net, of $11 million in the prior year period, mainly due to higher interest expense in the current period.

Income tax expense was $2 million in the first quarter of 2013 compared to income tax expense of $7 million in the first quarter of 2012.

NCR ended the first quarter of 2013 with $483 million in cash and cash equivalents compared to a balance of $1.07 billion as of December 31, 2012, due to the acquisition of Retalix. As of March 31, 2013, NCR had a total debt balance of $2.09 billion compared to a total debt balance of $1.96 billion as of December 31, 2012.

2013 Outlook

NCR expects full-year 2013 revenues to increase in the range of 9% to 11% on a constant currency basis(4) compared with 2012.

NCR expects its full-year 2013 Income from Operations (GAAP) to be $546 million to $566 million, non-pension operating income (NPOI)(2) to be in the range of $700 million to $720 million, GAAP diluted earnings per share to be $2.08 to $2.18 and non-GAAP diluted earnings per share(2) to be in the range of $2.70 to $2.80 per diluted share. The 2013 NPOI and non-GAAP diluted EPS guidance excludes the items set forth in the supplemental non-GAAP reconciliation tables and accompanying footnotes that follow the "Note to Investors" at the end of this earnings release. NCR expects approximately $95 million to $100 million of Other Expense, net including interest expense in 2013 and its full-year 2013 effective income tax rate to be approximately 26%.

For the second quarter of 2013, the Company expects non-pension operating income (NPOI)(2) to be in the range of $175 million to $180 million, compared to $154 million in the second quarter of 2012 and income from operations to be in the range of $126 million to $131 million, compared to $130 million in the second quarter of 2012. NCR expects its second quarter 2013 tax rate to be approximately 28% to 32% and Other Expense, net including interest expense to be approximately $23 million to $25 million.

	Current 2013 Guidance	Prior 2013 Guidance	2012 Actual
Year-over-year revenue growth (constant currency) (4)	9% - 11%	9% - 11%	11%
Income from Operations (GAAP) *	$546 - $566 million	$548 - $563 million	$741 million
Non-pension operating income(2)	$700- $720 million	$695 - $710 million	$589 million
Diluted earnings per share (GAAP)	$2.08 - $2.18	$2.06 - $2.16	$2.87
Diluted earnings per share excluding pension expense and special items (non-GAAP)(2)	$2.70 - $2.80	$2.65 - $2.75	$2.49

* The change from prior guidance for Income from Operations is included in the supplemental GAAP to non-GAAP reconciliation tables that follow the "Notes to Investors" section of this earnings release.

2013 First Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company's 2013 first quarter results and guidance for full-year 2013, and to announce the details of Phase III of its pension strategy. Access to the conference call, as well as a replay of the call, is available on NCR's Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 300 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 26,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: http://linkd.in/ncrgroup
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Tracy Krumme
NCR Corporation
212.589.8569
tracy.krumme@ncr.com

Note to Investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” “potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” “anticipate,” “outlook,” “intend,” “plan,” “target,” “believe,” “estimate,” “forecast,” “pursue” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements as to NCR's anticipated or expected results and financial performance, including its outlook for the second quarter of 2013 and the 2013 fiscal year (including in the sections entitled “2013 Business Highlights” and “2013 Outlook”) and its expectations for revenue growth across its core verticals; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about future market or industry performance or behaviors, including how NCR's products and services may be used and the benefits they might create or provide; expected benefits related to the acquisition of Retalix Ltd., including its effect on the strength of our solutions portfolio; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, including the ongoing sovereign debt conditions in Europe and the uneven global economic recovery; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the financial covenants in our senior secured credit facility and the indentures for our outstanding senior unsecured notes and their impact on our financial and business operations; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness under our senior secured credit facility and the effects of changes in those rates; our ability to raise funds necessary to finance a required change in control purchase of our outstanding senior unsecured notes; the effect on our future borrowing costs and access to capital of a lowering or withdrawal of the ratings assigned to our debt securities; shifts in market demands, continued competitive factors and pricing pressures; shorter product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; manufacturing disruptions affecting product quality or delivery times; the historical seasonality of our sales; the effect of currency translation; our ability to achieve targeted cost reductions; maintaining profitability of our professional services consulting engagements and appropriate utilization rates for our consultants; market volatility and the funded status of our pension plans; the success of our pension strategy, including the recently announced "Phase III" of our pension strategy; tax rates; our ability to sell higher-margin software and services in addition to hardware; business and legal risks associated with multinational operations; availability and successful exploitation of new acquisition and alliance opportunities; expected benefits related to acquisitions and alliances not materializing; the timely development, production or acquisition and market acceptance of new and existing products and services; the ability of third party suppliers on which we rely being able to fulfill our needs; our ability to successfully develop and protect intellectual property that drives innovation; our ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees; compliance with requirements relating to data privacy and protection; continued efforts to establish and maintain best-in-class internal information technology and control systems; exposure to post-closing liabilities resulting from the sale of assets of our entertainment business; environmental exposures from our historical and ongoing manufacturing activities; changes in GAAP and the resulting impact, if any, on the Company's accounting policies; uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and other factors detailed from time to time in the Company's U.S. Securities and Exchange Commission reports and the Company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Diluted Earnings Per Share (EPS) from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q1 2013 Actual	Q1 2012 Actual	Current 2013 Guidance	Prior 2013 Guidance	2012 Actual
Diluted EPS from Continuing Operations (attributable to NCR) (GAAP)	$0.37	$0.36	$2.08 - $2.18	$2.06 - $2.16	$2.87
Pension expense (benefit) *	0.02	0.04	0.12	0.07	(0.69)
Impairment charge and related valuation allowance	—	0.01	—	—	0.05
Acquisition-related costs	0.06	0.02	0.14	0.14	0.10
Acquisition-related amortization of intangibles **	0.06	0.04	0.27	0.32	0.15
OFAC and FCPA Investigations ***	0.01	—	0.01	—	0.01
Acquisition-related purchase price adjustments **	0.02	—	0.08	0.06	—
Diluted EPS from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.54	$0.47	$2.70 - $2.80	$2.65 - $2.75	$2.49

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q1 2013 Actual	Q1 2012 Actual	Current 2013 Guidance	Prior 2013 Guidance	2012 Actual	Q2 2013 Guidance	Q2 2012 Actual
Income from Operations (GAAP)	$85	$78	$546 - $566	$548 - $563	$741	$126 - $131	$130
Pension expense (benefit) *	7	10	35	20	(217)	16	10
Acquisition-related costs	16	4	35	35	23	11	4
Acquisition-related amortization of intangibles **	14	9	65	77	38	16	10
Acquisition-related purchase price adjustments **	6	—	18	15	—	6	—
OFAC and FCPA Investigations ***	1	—	1	—	4	—	—
Non-pension Operating Income (non-GAAP) (2)	$129	$101	$700 - $720	$695 - $710	$589	$175 - $180	$154

* Current 2013 guidance updated from prior 2013 guidance to reflect the impact of the termination of the executive pension plans and the special termination benefits offered to certain US employees.
** Current 2013 guidance updated from prior 2013 guidance for adjustments to the estimate of full-year acquisition-related amortization of intangibles and purchase price adjustment relating to the Retalix acquisition.
*** At this time we are not anticipating material additional costs, but there can be no assurance that the Company will not be subject to fines or other costs.

Free Cash Flow

	For the Periods Ended March 31
	Three Months
	2013	2012
Net cash (used in) provided by operating activities (GAAP)	$21	$89
Less capital expenditures for:
Property, plant and equipment	(24)	(13)
Capitalized software	(21)	(18)
Total capital expenditures, net	(45)	(31)
Net cash provided by (used in) discontinued operations	1	(9)
Free cash (used) flow (non-GAAP)(3)	$(23)	$49

Constant Currency

2012 Actual
Revenue growth % (GAAP)	8%
Unfavorable foreign currency fluctuation impact	3%
Constant currency revenue growth % (non-GAAP) (4)	11%

(1) While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR's financial results. NCR's management evaluates the company's results excluding certain items, such as pension expense and the effect of foreign currency translation, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management's calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(2) The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR's management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

(3) Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR's management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company's existing businesses, strategic acquisitions, strengthening the company's balance sheet, repurchase of company stock and repayment of the company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities determined in accordance with GAAP.

(4) NCR's results with respect to year-over-year revenue growth on a constant currency basis exclude the effects of foreign currency translation. Due to the variability of foreign exchange rates from year to year, NCR's management uses revenue on a constant currency basis to evaluate year-over-year operating performance. Revenue growth on a constant currency basis is calculated by translating prior-year revenue at current year monthly average exchange rates. Similarly, NCR's guidance with respect to year-over-year revenue growth on a constant currency basis excludes the potential effects of foreign currency translation due to the variability and unpredictability of future exchange rates.

Schedule A
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)(in millions, except per share amounts)

	For the Periods Ended March 31
	Three Months
	2013	2012
Revenue
Products	$667	$570
Services	743	674
Total Revenue	1,410	1,244
Cost of products	503	445
Cost of services	538	484
Total gross margin	369	315
% of Revenue	26.2%	25.3%
Selling, general and administrative expenses	229	191
Research and development expenses	55	46
Income (loss) from operations	85	78
% of Revenue	6.0%	6.3%
Interest expense	(21)	(9)
Other (expense) income, net	2	(2)
Total other (expense) income, net	(19)	(11)
Income (loss) before income taxes and discontinued operations	66	67
% of Revenue	4.7%	5.4%
Income tax expense (benefit)	2	7
Income (loss) from continuing operations	64	60
Loss from discontinued operations, net of tax	(1)	(9)
Net Income (loss)	63	51
Net income attributable to noncontrolling interests	2	1
Net income (loss) attributable to NCR	$61	$50
Amounts attributable to NCR common stockholders:
Income (loss) from continuing operations	$62	$59
Loss from discontinued operations, net of tax	(1)	(9)
Net income (loss)	$61	$50
Net income (loss) per share attributable to NCR common stockholders:
Net income (loss) per common share from continuing operations
Basic	$0.38	$0.37
Diluted	$0.37	$0.36
Net income (loss) per common share
Basic	$0.37	$0.32
Diluted	$0.36	$0.31
Weighted average common shares outstanding
Basic	163.7	158.2
Diluted	167.5	162.3

Schedule B
NCR CORPORATION
CONSOLIDATED REVENUE AND OPERATING INCOME SUMMARY
(Unaudited)
(in millions)

	For the Periods Ended March 31
	Three Months
	2013	2012	% Change
Revenue by segment
Financial Services	$714	$695	3%
Retail Solutions	489	347	41%
Hospitality	131	113	16%
Emerging Industries	76	89	(15)%
Total Revenue	$1,410	$1,244	13%
Operating income by segment
Financial Services	$57	$57
% of Revenue	8.0%	8.2%
Retail Solutions	41	2
% of Revenue	8.4%	0.6%
Hospitality	21	19
% of Revenue	16.0%	16.8%
Emerging Industries	10	23
% of Revenue	13.2%	25.8%
Subtotal-segment operating income	$129	$101
% of Revenue	9.1%	8.1%
Pension Expense	7	10
Other adjustments (1)	37	13
Total income from operations	$85	$78

(1)
Other adjustments for the three months ended March 31, 2013 include $16 million of acquisition related costs, $14 million of acquisition related amortization of intangible assets, $6 million of acquisition related purchase price adjustments and $1 million of legal costs related to the previously disclosed OFAC and FCPA investigations and for the three months ended March 31, 2012 include $4 million of acquisition related costs and $9 million of acquisition related amortization of intangible assets.

Schedule C
NCR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$483	$1,069
Accounts receivable, net	1,193	1,086
Inventories, net	847	797
Other current assets	490	454
Total current assets	3,013	3,406
Property, plant and equipment, net	327	308
Goodwill	1,453	1,003
Intangibles	502	304
Prepaid pension cost	372	368
Deferred income taxes	538	534
Other assets	450	448
Total assets	$6,655	$6,371
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$77	$72
Accounts payable	593	611
Payroll and benefits liabilities	193	197
Deferred service revenue and customer deposits	558	455
Other current liabilities	416	407
Total current liabilities	1,837	1,742
Long-term debt	2,014	1,891
Pension and indemnity plan liabilities	814	812
Postretirement and postemployment benefits liabilities	194	246
Income tax accruals	140	138
Environmental liabilities	146	171
Other liabilities	119	79
Total liabilities	5,264	5,079
Redeemable noncontrolling interests	17	15
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 164.3 and 162.8 shares issued and outstanding as of March 31, 2013 and December 31, 2012 respectively	2	2
Paid-in capital	381	358
Retained earnings	1,145	1,084
Accumulated other comprehensive loss	(192)	(197)
Total NCR stockholders' equity	1,336	1,247
Noncontrolling interests in subsidiaries	38	30
Total stockholders' equity	1,374	1,277
Total liabilities and stockholders' equity	$6,655	$6,371

Schedule D
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Periods Ended March 31
	Three Months
	2013	2012
Operating activities
Net income (loss)	$63	$51
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	1	9
Depreciation and amortization	47	41
Stock-based compensation expense	10	11
Excess tax benefit from stock-based compensation	—	—
Deferred income taxes	(9)	14
Gain on sale of property, plant and equipment and other assets	(4)	(1)
Impairment of long-lived and other assets	—	3
Changes in assets and liabilities:
Receivables	9	(33)
Inventories	(47)	(34)
Current payables and accrued expenses	(36)	(17)
Deferred service revenue and customer deposits	73	85
Pension and indemnity plan	(34)	(13)
Other assets and liabilities	(52)	(27)
Net cash provided by operating activities	21	89
Investing activities
Expenditures for property, plant and equipment	(24)	(13)
Additions to capitalized software	(21)	(18)
Business acquisition, net	(681)	—
Other investing activities, net	5	(2)
Net cash used in investing activities	(721)	(33)
Financing activities
Tax withholding payments on behalf of employees	(25)	(9)
Short term borrowings, net	1	—
Payments on term credit facility	(18)	—
Payments on revolving credit facility	(405)	(65)
Borrowings on revolving credit facility	550	40
Debt issuance costs	(2)	—
Proceeds from employee stock plans	18	7
Net cash provided by (used in) financing activities	119	(27)
Cash flows from discontinued operations
Net cash provided by (used in) operating activities	1	(9)
Net cash used in investing activities	—	(1)
Net cash provided by (used in) discontinued operations	1	(10)
Effect of exchange rate changes on cash and cash equivalents	(6)	(3)
(Decrease) increase in cash and cash equivalents	(586)	16
Cash and cash equivalents at beginning of period	1,069	398
Cash and cash equivalents at end of period	$483	$414

Schedule E
NCR CORPORATION
STATEMENTS OF OPERATIONS (Adjusted for change in accounting)
(Unaudited)
(in millions, except per share amounts)

	For the quarter ended				For the year ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2010	December 31, 2011	December 31, 2012
Revenue
Products	$570	$706	$712	$866	$2,301	$2,592	$2,854
Services	674	703	723	776	2,410	2,699	2,876
Total Revenue	1,244	1,409	1,435	1,642	4,711	5,291	5,730
Cost of products	445	532	534	633	1,789	2,022	2,144
Cost of services	484	503	519	439	1,845	2,318	1,945
Selling, general and administrative expenses	191	195	206	153	636	890	745
Research and development expenses	46	49	47	13	143	209	155
Total operating expenses	1,166	1,279	1,306	1,238	4,413	5,439	4,989
(Loss) income from operations	78	130	129	404	298	(148)	741
Interest expense	(9)	(8)	(7)	(18)	(2)	(13)	(42)
Other (expense) income, net	(2)	(5)	—	(1)	(11)	(3)	(8)
(Loss) income before income taxes and discontinued operations	67	117	122	385	285	(164)	691
Income tax (benefit) expense	7	28	33	153	5	(66)	221
(Loss) income from continuing operations	60	89	89	232	280	(98)	470
(Loss) income from discontinued operations, net of tax	(9)	13	(1)	3	(10)	(93)	6
Net (loss) income	51	102	88	235	270	(191)	476
Net income (loss) attributable to noncontrolling interests	1	—	1	(2)	3	(1)	—
Net (loss) income attributable to NCR	$50	$102	$87	$237	$267	$(190)	$476
Amounts attributable to NCR common stockholders:
(Loss) income from continuing operations	$59	$89	$88	$234	$277	$(97)	$470
(Loss) income from discontinued operations, net of tax	(9)	13	(1)	3	(10)	(93)	6
Net (loss) income	$50	$102	$87	$237	$267	$(190)	$476
Net (loss) income per share attributable to NCR common stockholders:
Net (loss) income per common share from continuing operations
Basic	$0.37	$0.56	$0.55	$1.46	$1.73	$(0.61)	$2.95
Diluted	$0.36	$0.54	$0.53	$1.42	$1.72	$(0.61)	$2.87
Net (loss) income per common share
Basic	$0.32	$0.64	$0.55	$1.48	$1.67	$(1.20)	$2.99
Diluted	$0.31	$0.62	$0.53	$1.44	$1.66	$(1.20)	$2.91
Weighted average common shares outstanding
Basic	158.2	159.0	159.6	160.4	159.8	158.0	159.3
Diluted	162.3	163.9	164.8	164.4	161.2	158.0	163.8